Exhibit 99.2

Shift4 Payments Announces Upsizing and Pricing of Offering of $550.0 Million of Convertible Notes Offering

ALLENTOWN, PA., July 22, 2021 – Shift4 Payments, Inc. (“Shift4”) (NYSE: FOUR), a leading independent provider of integrated payment processing and technology solutions, today announced that it has upsized and priced an offering of $550.0 million aggregate principal amount of 0.50% convertible senior notes due 2027 (the “Notes”). The offering size was increased from the previously announced offering size of $500.0 million aggregate principal amount of Notes. The issuance and sale of the Notes are scheduled to settle on July 26, 2021, subject to customary closing conditions. Shift4 also granted the initial purchasers of the Notes an option to purchase, for settlement within a period of 13 days from, and including, the date the Notes are first issued, up to an additional $82.5 million aggregate principal amount of the Notes. The Notes are being offered in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act.

The Notes will be senior, unsecured obligations of Shift4. The Notes will bear interest at a rate of 0.50% per year, payable semi-annually in arrears on February 1 and August 1 of each year, beginning on February 1, 2022. The Notes will mature on August 1, 2027, unless earlier repurchased, redeemed or converted. Before May 1, 2027, noteholders will have the right to convert their Notes only upon the occurrence of certain events. From and after May 1, 2027, noteholders may convert their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. Shift4 will satisfy its conversion obligations by paying cash up to the aggregate principal amount of Notes to be converted and pay or deliver, as applicable, cash, shares of its Class A common stock (“Class A common stock”) or a combination of cash and shares of its Class A common stock, at Shift4’s election, in respect of the remainder. The initial conversion rate is 8.1524 shares of Class A common stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $122.66 per share of Class A common stock. The initial conversion price represents a premium of approximately 42.5% over the public offering price in the concurrent public offering of Class A common stock described below. The conversion rate and conversion price will be subject to adjustment upon the occurrence of certain events.

The Notes will be redeemable, in whole or in part, for cash at Shift4’s option at any time, and from time to time, on or after August 6, 2024 and on or before the 40th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Shift4’s Class A common stock exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If certain events that constitute a “fundamental change” occur, then, subject to a limited exception, noteholders may require Shift4 to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the applicable repurchase date.

Shift4 intends to use the net proceeds of the offering for general corporate purposes, which may include acquisitions or investments.

Shift4 also announced that it and certain selling stockholders have determined to not pursue the previously announced proposed public offering of Class A common stock.

The offer and sale of the Notes and any shares of Class A common stock issuable upon conversion of the Notes have not been, and will not, be registered under the Securities Act or any other securities laws, and the Notes and any such shares cannot be offered or sold except to persons reasonably believed to be qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, the Notes or any shares of Class A common stock issuable upon conversion of the Notes, nor shall there be any sale of the Notes or any such shares, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the Notes will be made only by means of a private offering memorandum.

There can be no assurances that the offering of the Notes will be completed as described herein or at all.

About Shift4 Payments:

Shift4 Payments (NYSE: FOUR) is a leading independent provider of integrated payment processing and technology solutions, delivering a complete ecosystem of solutions that extend beyond payments to include a wide range of value-added services. The company’s technologies help power over 350 software providers in numerous industries, including hospitality, retail, F&B, e-commerce, lodging, gaming, and many more. With over 7,000 sales partners, the company securely processed more than 3.5 billion transactions annually for over 200,000 businesses in 2019.

Investor Relations:

Sloan Bohlen

610.596.4475

investors@shift4.com

Media Contacts:

James McCusker

jmccusker@soleburytrout.com

Nate Hirshberg

Vice President, Marketing

Shift4 Payments

888.276.2108 x1107

nhirshberg@shift4.com